Exhibit 4.1

HASTINGS ENTERTAINMENT, INC.

2012 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

1. Purposes of the Plan

The purpose of this Stock Option Plan for Outside Directors (the “Plan”) is to enable Hastings Entertainment, Inc. (“Hastings”) to attract and retain persons of outstanding competence to serve on its Board of Directors and strengthen the link between the Directors and Hastings stockholders by paying the Outside Directors a portion of their compensation in Hastings’ common stock (collectively, the “Options”)

2. Definitions

(a) The terms “Outside Director” or “Participant” mean a member of the Board of Directors of Hastings who is not an employee within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), of Hastings or any of its subsidiaries. A Director of Hastings who is also an employee of Hastings or any of its subsidiaries shall become eligible to participate in the Plan and shall be entitled to receive Awards hereunder upon the termination of such employment.

(b) The term “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) The term “Retirement” shall mean, unless otherwise provided in an Award Agreement, (i) termination of Participant’s employment by reason of “retirement” as defined in any employment or severance agreement the Participant may have with the Company or a Subsidiary or (ii), if no such employment or severance agreement exists, a date otherwise determined by the Committee.

(d) The term “Committee” shall mean the Administrative Committee established pursuant to Section 9 hereof.

(e) The term “Market Value” means, with respect to a share of Hastings’ common stock, the fair market value thereof as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee. In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a share of Hastings’ common stock shall equal the average of the high and the low sales price as reported on the date of grant by the NASDAQ National Market System or by the principal exchange on which Hastings’ common stock is traded or, in the event that Hastings’ common stock is not listed for trading on the NASDAQ National Market System or such other national securities exchange as may be designated by the Committee but is quoted on an automated system, in any such case on the valuation date (or, if there were no sales on the valuation date, the average of the highest and lowest quoted selling prices as reported on said composite tape or automated system for the most recent day during which a sale occurred), provided, that in the absence of such markets for Hastings’ common stock, the Fair Market Value shall be determined by the Committee in good faith and in accordance with Section 409A of the Code.

(f) The term “Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act (as defined below).

3. Eligibility

All Outside Directors of Hastings shall be eligible to receive Options hereunder.

4. Shares Subject to the Plan

Subject to adjustment in accordance with Section 7 hereof, the total number of shares of common stock which may be subject to Options granted under the Plan is 50,000 (the “Shares”). Shares to be issued under the Plan may be authorized and unissued shares, issued shares that have been reacquired by Hastings (in the open-market or in private transactions) and that are being held in treasury, or a combination thereof. Any Shares subject to the unexercised portion of any Options granted under the Plan which expire or terminate without being exercised shall again be available for grant under the Plan.

5. Stock Option Awards

(a) Annual Grants. Subject to the maximum number of Shares available under the Plan, each Outside Director shall automatically receive on June 19, 2012, an Option to purchase 2,530 Shares (“Initial Option”). Subject to the maximum number of Shares available under the Plan, Outside Directors who are elected or appointed to the Board of Directors after such date shall automatically receive an Initial Option to purchase 2,530 Shares on the date of such Outside Director’s initial election or appointment to the Board of Directors. Commencing with the first anniversary of the grant of the Initial Option on June 19, 2012 and on each anniversary thereafter, each such Outside Director, so long as he or she remains an Outside Director, shall automatically receive an additional Option to purchase 2,530 Shares.

(b) Option Terms. Each Option and the issuance of Shares thereunder shall be subject to the following terms:

(i) Each Option shall be evidenced by an option agreement (“Agreement”) duly executed on behalf of Hastings. Each Agreement shall comply with and be subject to the terms and conditions of the Plan and comply with Section 409A of the Code. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee, subject to the restrictions on the Committee’s powers set forth in Section 9 of this Plan.

(ii) The Option exercise price shall be the Fair Market Value of the Shares subject to the Option on the date of grant thereof.

(c) Exercisability; Vesting. Subject to Section 7 hereof, each Option shall become exercisable with respect to 20% of the Shares subject thereto on each of the first, second, third, fourth and fifth anniversaries of the date of grant of such Option, provided that if the Participant optionee (“Optionee”) ceases to be an Outside Director for any reason, any unvested portion of any Option shall immediately become vested. The exercise date of each Option is referred to as the “Exercise Date”.

(d) Time and Manner of Exercise of Option.

(i) From and after its Exercise Date, an Option may be exercised in whole or in part at any time and from time to time; provided, however, that only whole Shares will be issued pursuant to the exercise of any Option.

(ii) Any Option may be exercised by giving written notice, signed by the person exercising the Option, stating the number of Shares with respect to which the Option is being exercised with payment to be made in cash. The notice of exercise shall be irrevocable. The Committee may permit other methods of payment, including through broker-assisted same day transactions.

(e) Terms of Options. Each Option shall expire ten (10) years from the date of grant, but shall be subject to earlier expiration under the following circumstances:

(i) In the event that an Optionee ceases to be an Outside Director for any reason other than the Optionee’s death or resignation from the Board due to a Disability, Retirement or a “Change in Control” (as hereinafter defined), the Options granted to such Optionee shall automatically expire at midnight 270 calendar days following the date such Optionee ceases to be an Outside Director; provided, however, that the term of any such Option shall not be extended beyond its initial term.

(ii) In the event of an Optionee’s death, Disability or Retirement or a “Change in Control” (as hereinafter defined), all Options granted to such Optionee shall be exercisable on the date of such event and shall expire three (3) years thereafter; provided, however, that the term of any such Option shall not be extended beyond its initial term. After the date of the Optionee’s death, the Options held by such Optionee may be exercised by the Optionee’s legal representatives or the Optionee’s estate, by any person or persons whom the Optionee shall have designated in writing on forms prescribed by and filed with Hastings or, if no such designation has been made, by the person or persons to whom the Optionee’s rights have passed by will or the laws of descent and distribution.

(f) Transferability. During an Optionee’s lifetime, an Option may be exercised only by the Optionee or the Optionee’s legal representative. Options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or the laws of descent and distribution or a “qualified domestic relations order” as defined in the Code or ERISA except that, to the extent permitted by applicable law and Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Committee may permit an Optionee to designate in writing during the Optionee’s lifetime a beneficiary to receive and exercise Options in the event of the Optionee’s death, as provided herein. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon rights and privileges conferred hereby, shall be null and void.

(g) Optionee’s or Successor’s Rights as Shareholder. Neither an Optionee nor an Optionee’s successors in interest shall have any rights as a shareholder of Hastings with respect to any Shares subject to an Option granted to such person until such person becomes a holder of record of such Shares.

6. Effect on Directorship

Neither the Plan nor the granting of any Options hereunder nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that a Participant has a right to continue as a Director for any period of time.

7. Reorganization or Recapitalization

(a) Authority of the Company and Shareholders. The existence of the Plan, the Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or that are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Change in Capitalization. Notwithstanding any provision of the Plan or any Agreement, the number and kind of Shares authorized for issuance under Section 4 of the Plan may be equitably adjusted in the sole discretion of the Committee in the event of a stock split, reverse stock spit, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value, or any other corporate event or distribution of stock or property of the Company affecting the Shares in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number and kind of Shares subject to any outstanding Award and the exercise price per Share (or the grant price per Share, as the case may be), if any, under any outstanding Award may be equitably adjusted (including by payment of cash to an Optionee) in the sole discretion of the Committee in order to preserve the benefits or potential benefits intended to be made available to Optioneess. Such adjustments shall be made by the Committee; provided, that such adjustments shall be in compliance with Section 409A of the Code. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.

8. Acceleration of Vesting of Stock Options

Subject to the provisions of Section 5(e) hereof, in the event of a Change in Control, as hereinafter defined, any unexercised Options granted prior to the date of such event shall automatically become vested and exercisable immediately prior to such date.

A “Change in Control” means:

(i) An acquisition by any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), who is not as of the effective date the beneficial holder of at least ten percent (10%) of Hastings’ then outstanding common stock, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (x) the then outstanding Hastings common stock (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding Hastings common stock entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition of Outstanding Company Common Stock by Hastings, (2) any acquisition of Outstanding Company Common Stock by any employee benefit plan (or related trust) sponsored or maintained by Hastings or any corporation controlled by Hastings or (3) any acquisition of Outstanding Company Common Stock by any person pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

(ii) A change in the composition of Hastings’ board of directors (the “Board”) such that the individuals who, as of the effective date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to the effective date whose election, or nomination for election by Hastings’ shareholders, is approved by a vote of at least a majority of those individuals who are members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual was a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of Hastings’ assets (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the outstanding common stock, and the combined voting power of the then outstanding common stock entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Corporate Transaction (including, without limitation, a corporation that as a result of such transaction owns Hastings or all or substantially all or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no person (other than Hastings, any employee benefit plan (or related trust) sponsored or maintained by Hastings or any corporation controlled by Hastings or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, thirty percent (30%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to Hastings prior to the Corporate Transaction and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) The approval by the shareholders of Hastings of a complete liquidation or dissolution of Hastings.

Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Code and under the terms of which the payment or settlement of such Award will accelerate upon a Change of Control, no event set forth herein will constitute a Change of Control for purposes of the Plan or any Award Agreement unless such event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of Hastings’ assets” as defined under Section 409A of the Code.

9. Administrative Committee

The Committee shall have full power and authority to construe and administer the Plan; provided that the Committee shall have no power to change (i) the number of shares authorized under the Plan, (ii) the eligibility provisions of Section 3 of this Plan, (iii) the dates of grants or the amounts of grants under Section 5(a) of this Plan; (iv) the Option exercise price under Section 5(b)(ii) of this Plan, (v) the exercisability and vesting of Options under Section 5(c) of this Plan or (vi) the terms of Options under Section 5(e) of this Plan. Any action taken under the provisions of the Plan by the Committee arising out of or in connection with the administration, construction, or effect of the Plan or any rules adopted thereunder shall, in each case, lie within the discretion of the Committee and shall be conclusive and binding upon Hastings and upon all Participants, and all persons claiming under or through any of them. The Committee shall have as members the Chief Executive Officer of Hastings and two other officers of Hastings designated by the Chief Executive Officer. In the absence of such designation, the other members of the Committee shall be the Chief Financial Officer and the most senior Vice President (other than the Chief Financial Officer) of Hastings.

10. Approval; Effective Date

The Plan is subject to the approval of a majority of the holders of Hastings’ common stock present and entitled to vote at a meeting of shareholders. Subject to the receipt of such approval, the Plan shall be effective June 19, 2012. No Awards shall be made under the Plan after the tenth anniversary of its effective date, provided, however, that the Plan and all Awards made under the Plan prior to that date shall remain in effect until the Awards have been satisfied or terminated in accordance with the Plan and the terms of Awards. Upon expiration of all Awards made under the Plan, the Plan shall terminate.

11. Amendment

The Plan may be amended or repealed by the Board of Directors of Hastings, except that any amendment which would materially increase the benefits accruing to Participants, increase the number of Shares which may be issued under the Plan, or materially modify the requirements as to eligibility for participation in the Plan shall require the approval of a majority of the holders of Hastings’ common stock present and entitled to vote at a meeting of shareholders, and provided further, that any such action shall not adversely affect any Participant’s rights under the Plan with respect to Options outstanding prior to such action. In no event shall the provisions of the Plan be amended more than once every six months, other than to comport with changes in the Code, ERISA, or the rules thereunder.

12. Expenses of the Plan

All costs and expenses of the adoption and administration of the Plan shall be borne by Hastings and none of such expenses shall be charged to any Participant.

13. Compliance with Rule 16b-3

It is the intention of Hastings that the Plan comply in all respects with Rule 16b-3 under Section 16(b) of the Exchange Act. Accordingly, if any Plan provision is later found to not be in compliance with Rule 16b-3, that provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

14. Tax Withholding

(a) Condition Precedent. The issuance of Hastings common stock pursuant to the exercise of any Option, is subject to the condition that if at any time the Committee shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any federal, state, or local law is necessary or desirable as a condition of, or in connection with such issuance, vesting or payment, then the issuance, vesting or payment shall not be effected unless the withholding shall have been effected or obtained in a manner acceptable to the Committee.

(b) Manner of Satisfying Withholding Obligation. When the Committee requires an Optionee to pay to Hastings an amount required to be withheld under applicable income tax laws in connection with Section 14(a) above, such payment shall be made, as the Committee may in each case in its discretion determine, (i) in cash, (ii) by check, (iii) by delivery to the Company of shares of Hastings common stock already owned by the Optionee having a Fair Market Value equal to the amount required to be withheld, (iv) through the withholding by the Company of a portion (but no more than the portion as so calculated) of Hastings common stock acquired upon the exercise of an Option equal to the amount required to be withheld, or (v) in any other form of valid consideration permitted by the Committee in its discretion.

(c) Tax Reporting. Hastings shall file, and shall furnish the Optionee a copy of, all federal, state, and local tax information returns that it deems to be required in connection with the grant, exercise, or vesting of any Award.

15. Section 409A of the Code.

To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the effective date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, all without the consent of the Optionee, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code or the guidance promulgated thereunder.